Exhibit 10.17.3

SECOND AMENDED AND RESTATED SERVICER PERFORMANCE GUARANTY

This Second Amended and Restated Servicer Performance Guaranty (the “Guaranty”), dated as of November 21, 2006, is executed by American Home Mortgage Investment Corp., a Maryland corporation (the “Performance Guarantor”), in favor of Calyon New York Branch (the “Administrative Agent”), as administrative agent for the Purchasers as defined in and under the Repurchase Agreement referred to below and the Purchasers.

WHEREAS, American Home Mortgage Corp., a New York corporation, American Home Mortgage Servicing, Inc., a Maryland corporation, American Home Mortgage Acceptance, Inc., a Maryland corporation and American Home Mortgage Investment Corp., a Maryland corporation (collectively, the “Sellers”), have entered into a Repurchase Agreement with the Servicer (as defined below), the Administrative Agent and the Banks, Issuers and Managing Agents parties thereto, dated as of November 21, 2006 (the “Repurchase Agreement”), pursuant to which the Sellers, subject to the terms and conditions therein, have agreed to sell certain Mortgage Assets to the Purchasers, subject to the right and obligation of the Sellers to repurchase such Mortgage Assets and American Home Mortgage Servicing, Inc., as the servicer thereunder (in such capacity, the “Servicer”) has agreed to perform the duties and obligations as “Servicer” thereunder either directly or through an Affiliate of the Servicer;

WHEREAS, as an inducement for the Purchasers to make Purchases pursuant to the Repurchase Agreement, the Performance Guarantor has agreed to guaranty the due and punctual performance of the Servicer as “Servicer” either directly or through an Affiliate of the Servicer under the Repurchase Agreement;

WHEREAS, it is a condition precedent to the Purchasers agreeing to make Purchases pursuant to the Repurchase Agreement that the Performance Guarantor executes and delivers to the Administrative Agent a performance guaranty substantially in the form hereof; and

WHEREAS, the Performance Guarantor wishes to guaranty the due and punctual performance of the Servicer’s obligations as “Servicer” to the Administrative Agent and the Purchasers under or in respect of the Repurchase Agreement as provided herein, and the Performance Guarantor, as the owner, directly or indirectly, of all of the outstanding shares of capital stock of the Servicer, will derive substantial benefit from the transactions contemplated under the Repurchase Agreement;

NOW, THEREFORE, the Performance Guarantor hereby agrees with the Administrative Agent and the Purchasers as follows:

Section 1. Definitions.

As used herein:

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq., as amended.

“Obligations” means, collectively, all covenants, agreements, terms, conditions and indemnities to be performed and observed by the Servicer solely in its capacity as “Servicer” under and pursuant to the Repurchase Agreement and each other document executed and delivered by the Servicer as “Servicer” pursuant to the Repurchase Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by the Servicer as “Servicer” under the Repurchase Agreement, whether for the deposit of collections received by it or for fees, expenses (including counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason, including any renewals, extensions and modifications thereof.

“AHM Entities” means, collectively, the Performance Guarantor and the Sellers.

All capitalized terms used herein, and not otherwise herein defined shall have their respective meanings as defined in the Repurchase Agreement.

Section 2. Guaranty of Performance of Obligations. The Performance Guarantor hereby unconditionally guarantees to the Administrative Agent and the Purchasers, the full and punctual payment and performance by the Servicer of the Obligations.

This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual performance of all of the Obligations and is in no way conditioned upon any requirement that the Administrative Agent or the Purchasers first take any action against the Servicer with respect to the Obligations or attempt to collect any of the amounts owing by the Servicer to the Purchasers from the Servicer or resort to any collateral security, any balance of any deposit account or credit on the books of any Purchasers in favor of the Servicer, any guarantor of the Obligations or any other Person. Should the Servicer default in the payment or performance of any of the Obligations, the Administrative Agent or the Majority Banks may cause the immediate performance by the Performance Guarantor of the Obligations and cause any payment Obligations to become forthwith due and payable to the Administrative Agent and the Purchasers, without demand or notice of any nature (other than as expressly provided herein), all of which are expressly waived by the Performance Guarantor.

The Performance Guarantor’s liability under this Guaranty shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Repurchase Agreement or any other document executed in connection therewith or delivered thereunder, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Repurchase Agreement or any other document executed in connection therewith or delivered thereunder, (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations, (iv) any law, regulation or order of any jurisdiction affecting any term of all or any Obligations or the rights of the Administrative Agent or any of the Purchasers, (v) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Servicer, (vi) any change, restructuring or termination of the corporate structure or existence of the Servicer, or (vii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Servicer or a guarantor. In the event that performance of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Servicer, or for any other reason, all such Obligations shall be immediately performed by the Performance Guarantor.

Section 3. Performance Guarantor’s Further Agreements to Pay. The Performance Guarantor further agrees, in the event the Performance Guarantor fails to perform its obligations under this Guaranty, to pay to the Administrative Agent and the Purchasers, forthwith upon demand all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent and the Purchasers in connection with the enforcement of this Guaranty.

Section 4. Waivers by Performance Guarantor; Administrative Agent’s and Purchaser’s Freedom to Act. The Performance Guarantor waives notice of (a) acceptance of this Guaranty, (b) any action taken or omitted by the Administrative Agent or any Purchaser in reliance on this Guaranty, and (c) any requirement that the Administrative Agent or the Purchasers be diligent or prompt in making demands under this Guaranty, giving notice of any Default, Event of Default or Servicer Default, default or omission by the Servicer or asserting any other rights of the Administrative Agent or any Purchaser under this Guaranty. To the maximum extent permitted by applicable law, the Performance Guarantor also irrevocably waives all defenses that at any time may be available in respect of the Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or thereafter in effect.

The Administrative Agent shall be at liberty, upon its own initiative or at the request of the Majority Banks, without giving notice to or obtaining the assent of the Performance Guarantor and without relieving the Performance Guarantor of any liability under this Guaranty, to deal with the Servicer and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Administrative Agent in its sole discretion deems fit or the Majority Banks in their sole discretion deem fit, and to this end the Performance Guarantor agrees that the validity and enforceability of this Guaranty, including without limitation, the provisions of Section 8 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any Default, Event of Default, Servicer Default or default with respect to the Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Obligations or any part thereof; (e) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment Obligations of the Servicer, any part thereof or amounts which are not covered by this Guaranty even though the Administrative Agent or the Purchasers might lawfully have elected to apply such payments to any part or all of the payment Obligations of the Servicer or to amounts which are not covered by this Guaranty; (g) the existence of any claim, setoff or other rights which the Performance Guarantor may have at any time against the Servicer in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Obligations or any part thereof; or (i) any failure on the part of the Servicer to perform or comply with any term of the Repurchase Agreement or any other document executed in connection therewith or delivered thereunder, all whether or not the Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section.

Section 5. Unenforceability of Obligations Against the Servicer. Notwithstanding (a) any change of ownership of the Servicer or the insolvency, bankruptcy or any other change in the legal status of the Servicer; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (c) the failure of the Servicer or the Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Guaranty; or (d) if any of the moneys included in the Obligations have become unrecoverable from the Servicer for any reason other than final payment in full of the payment Obligations in accordance with their terms, this Guaranty shall nevertheless be binding on the Performance Guarantor. This Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security.

Section 6. Representations and Warranties.

Section 6.1. Existence and Standing. The Performance Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate authority to conduct its business in each jurisdiction in which its business is conducted.

Section 6.2. Authorization; Validity. The Performance Guarantor has the corporate power and authority to execute and deliver this Guaranty, perform its obligations hereunder and consummate the transactions herein contemplated. The execution and delivery by the Performance Guarantor of this Guaranty, the performance of its obligations and consummation of the transactions contemplated hereunder have been duly authorized by proper corporate proceedings, and this Guaranty constitutes the legal, valid and binding obligation of the Performance Guarantor, enforceable against the Performance Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (whether considered as a proceeding at law or in equity).

Section 6.3. No Conflict; Government Consent. Neither the execution and delivery by the Performance Guarantor of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will contravene or conflict with any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Performance Guarantor or any of the other AHM Entities, except where such contravention or conflict would not reasonably be expected to have a Material Adverse Effect, or the Performance Guarantor’s certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Performance Guarantor is a party or is subject, or by which it, or its property, is bound, except where such contravention or conflict would not reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the property of the Performance Guarantor or any of its subsidiaries pursuant to the terms of any such indenture, instrument or agreement.

Section 6.4. Financial Statements. The consolidated financial statements of American Home Mortgage Investment Corp. and its Subsidiaries, heretofore delivered to the Purchasers as required by the Repurchase Agreement, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of American Home Mortgage Investment Corp. and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 6.5. Material Adverse Change. Since September 30, 2006, there has been no change in the business, properties, financial condition or results of operations of the Performance Guarantor and its Subsidiaries which is reasonably likely to have a Material Adverse Effect on (i) the business, properties, financial condition or results of operations of the Performance Guarantor and the other AHM Entities taken as a whole, (ii) the ability of the Performance Guarantor to perform its obligations under this Guaranty, or (iii) the validity or enforceability of any portion of this Guaranty or the rights or remedies of the Administrative Agent or the Purchasers hereunder.

Section 6.6. Taxes. The Performance Guarantor and the other AHM Entities have filed all United States federal tax returns and all other tax returns which are required to be filed, except where the failure to file would not reasonably be expected to have a Material Adverse Effect, and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Performance Guarantor or any of the other AHM Entities, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed which are reasonably likely to have a Material Adverse Effect on (i) the business, properties, financial condition or results of operations of the Performance Guarantor and the other AHM Entities taken as a whole, (ii) the ability of the Performance Guarantor to perform its obligations under this Guaranty, or (iii) the validity or enforceability of any portion of this Guaranty or the rights or remedies of the Administrative Agent or the Purchasers hereunder, and no claims are being asserted in writing with respect to any such taxes. The charges, accruals and reserves on the books of the Performance Guarantor and the other AHM Entities in respect of any taxes or other governmental charges are adequate.

Section 6.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting the Performance Guarantor or its Subsidiaries which is reasonably likely to have a Material Adverse Effect on (i) the business, properties, financial condition or results of operations of the Performance Guarantor and the other AHM Entities taken as a whole, (ii) the ability of the Performance Guarantor to perform its obligations under this Guaranty, or (iii) the validity or enforceability of any portion of this Guaranty or the rights or remedies of the Administrative Agent or the Purchasers hereunder. The Performance Guarantor does not have any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.4.

Section 7. Covenants. The Performance Guarantor hereby covenants and agrees for the benefit of the Administrative Agent and the Purchasers, until the Obligations have been satisfied in full and the Repurchase Agreement has been terminated, as follows:

(a) to promptly notify the Purchasers upon (i) any dispute between the Performance Guarantor and any Governmental Authority or any other Person that, if adversely determined, would have a Material Adverse Effect; (ii) any material adverse change in the business, operations or financial condition of the Performance Guarantor, including, without limitation, the Performance Guarantor’s insolvency; (iii) any event or condition known to it that, if adversely determined, would have a Material Adverse Effect; and (iv) the receipt of any notice of any final judgment or order for payment of money applicable to the Performance Guarantor in excess of $10,000,000;

(b) to pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) that, if unpaid, might become a Lien upon any or all of its Property; provided, however, the Performance Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by it or on its behalf and if it shall have set up reserves therefor adequate under GAAP;

(c) to maintain its corporate existence, rights and franchises; and

(d) to observe and comply in all material respects with all Governmental Requirements; and

(e) promptly and in any event within 60 days after the end of each of the first three (3) quarters in each fiscal year of the Performance Guarantor, and within 120 days after the close of the Performance Guarantor’s fiscal year, completed officer’s certificates in the forms of Exhibit H-3 and Exhibit H-4, respectively, attached to the Repurchase Agreement, executed by the treasurer or other Financial Officer of the Performance Guarantor.

Section 8. Subrogation; Subordination. The Performance Guarantor shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Administrative Agent or the Purchasers against the Servicer, until the Obligations have been indefeasibly paid in full; notwithstanding anything to the contrary contained herein, until the Obligations have been indefeasibly paid in full, the Performance Guarantor hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity or otherwise) to the claims of the Administrative Agent or any Lender against the Servicer and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the United States Bankruptcy Code) which the Performance Guarantor might now have or hereafter acquire against the Servicer that arises from the existence or performance of the Servicer’ obligations hereunder; until the Obligations have been indefeasibly paid in full; the Performance Guarantor will not claim any setoff, recoupment or counterclaim against the Servicer in respect of any liability of the Performance Guarantor to the Servicer; and the Performance Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Purchaser. Unless otherwise provided for in the Subordination Agreement, the payment of any amounts due with respect to any indebtedness for borrowed money of the Servicer now or thereafter owed to the Performance Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Performance Guarantor agrees that, after the occurrence, and during the continuation, of any default in the payment or performance of any of the Obligations, the Performance Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Servicer to the Performance Guarantor until all of the Obligations shall have been paid and performed in full. If, notwithstanding the foregoing sentence, the Performance Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still unperformed or outstanding, such amounts shall be collected, enforced and received by the Performance Guarantor as trustee for the Purchasers and be paid over to the Administrative Agent on account of the Obligations without affecting in any manner the liability of the Performance Guarantor under the other provisions of this Guaranty. The provisions of this Section 8 shall be supplemental to and not in derogation of any rights and remedies of the Administrative Agent and the Purchasers under any separate subordination agreement which the Administrative Agent and the Purchasers may at any time and from time to time enter into with the Performance Guarantor.

Section 9. Termination of Guaranty. The Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Obligations are finally paid and satisfied in full and the Repurchase Agreement is terminated; provided, however, that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Servicer, or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not the Administrative Agent is in possession of this Guaranty. No invalidity, irregularity or unenforceability by reason of the Bankruptcy Code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations shall impair, affect, be a defense to or claim against the obligations of the Performance Guarantor under this Guaranty.

Section 10. Effect of Bankruptcy. This Guaranty shall survive the insolvency of the Servicer and the commencement of any case or proceeding by or against the Servicer under the federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which the Servicer is subject shall postpone the obligations of the Performance Guarantor under this Guaranty.

Section 11. Setoff. Regardless of the other means of obtaining payment of any of the Obligations, each of the Administrative Agent and the Purchasers is hereby authorized at any time and from time to time during the existence of a Servicer Default, without notice to the Performance Guarantor (any such notice being expressly waived by the Performance Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Performance Guarantor under this Guaranty, whether or not the Administrative Agent and the Purchasers shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

Section 12. Taxes. All payments to be made by the Performance Guarantor hereunder shall be made free and clear of any deduction or withholding. If the Performance Guarantor is required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Administrative Agent and the Purchasers receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

Section 13. Further Assurances. The Performance Guarantor agrees that it will permit the Administrative Agent and the Purchasers or any of their duly authorized representatives, during normal business hours, and upon reasonable notice to consult and discuss with the Performance Guarantor’s Treasurer or Controller, with respect to the Performance Guarantor’s business, finances, accounts and affairs. The Performance Guarantor agrees that it will, from time to time, at the request of the Administrative Agent and the Purchasers, provide to the Administrative Agent and the Purchasers information relating to the business and affairs of the Performance Guarantor as the Administrative Agent and the Purchasers may reasonably request. The Performance Guarantor also agrees to do all such things and execute all such documents as the Administrative Agent and the Purchasers may reasonably consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Administrative Agent and the Purchasers hereunder.

Section 14. Successors and Assigns. This Guaranty shall be binding upon the Performance Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent and the Purchasers and their successors, transferees and assigns. The Performance Guarantor may assign or transfer any of its obligations hereunder without the prior written consent of each of the Purchasers and any attempted assignment shall be null and void.

Section 15. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent and the Performance Guarantor. No failure on the part of the Administrative Agent or any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 16. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic, telecopied or telexed notice, when transmitted, answer back received, addressed as follows: if to the Performance Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent and the Purchasers at its address specified in the Repurchase Agreement, or at such other address as either party may designate in writing to the other.

Section 17. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE

CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

Section 18. CONSENT TO JURISDICTION. THE PERFORMANCE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, THE REPURCHASE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND THE PERFORMANCE GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY MANAGING AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE PERFORMANCE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

Section 19. Miscellaneous. This Guaranty constitutes the entire agreement of the Performance Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Performance Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Performance Guarantor, the Administrative Agent or any Purchaser, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[Signatures Follow]

IN WITNESS WHEREOF, the Performance Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AMERICAN HOME MORTGAGE INVESTMENT CORP.

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary
Address:	538 Broadhollow Road
Melville, NY 11747

(Signature Page to the Second Amended & Restated Servicer Performance Guaranty)